Exhibit 10.2

AMENDMENT TO SHARE SALE AND PURCHASE AGREEMENT

THIS AMENDMENT TO SHARE SALE AND PURCHASE AGREEMENT (“Amendment”) is made on this 31st day of March 2011, by and between THE GOVERNMENT OF THE INDEPENDENT STATE OF SAMOA, acting by and through the Minister of Finance, the Honourable Faumuina Tiatia Liuga (hereinafter referred to as the “Seller”), AST Telecom, LLC, a Delaware limited liability company (“AST”) and Bluesky SamoaTel Investments Limited, a Samoa limited liability company (“BSI”).

RECITALS

WHEREAS, on January 21, 2011, Seller held a public auction to solicit bids from prequalified parties interested in acquiring a 75% shareholding interest (the “Shares”) in SamoaTel Limited, a Samoan company engaged in the provision of telecommunications services and with its principal place of business at Apia, Samoa (the “Company”); and

WHEREAS, AST submitted the highest bid at said auction and was declared the winning bidder

WHEREAS, on January 21, 2011, Seller and AST entered into that certain Share Sale and Purchase Agreement (“Agreement”) pursuant to which AST obligated itself to purchase the Shares in accordance with said Agreement.

WHEREAS on February 14, 2011, AST and the Seller entered into a Deed of Variation of Contract to amend the Agreement so that the Completion Date was amended to March 31 2011.

WHEREAS, AST has established BSI to purchase the Shares and Seller has agreed to sell such Shares directly to BSI in accordance with the terms of the Agreement as amended by this Amendment.

NOW, THEREFORE, in consideration of the premises and of the representations, warranties and covenants hereinafter set forth, and intending to be legally bound hereby, the parties agree as follows:

1.	Buyer Entity. The preamble of the Agreement is hereby deleted in its entirety and replaced with the following:

“THIS SHARE SALE AND PURCHASE AGREEMENT (“Agreement”) is made as of the 21st day of January 2011, by and between THE GOVERNMENT OF THE INDEPENDENT STATE OF SAMOA, acting by and through the Minister of Finance (hereinafter referred to as the “Seller”), and Bluesky SamoaTel Investments, Ltd., a Samoa incorporated company, having its registered office at Level 1, Lotemau Centre, Matafele, Apia, Samoa (hereinafter referred to as the “Buyer”).”

2.	Completion Date. The parties agree that the “Completion Date” shall be March 31, 2011.

3.	Permitted Acts. Section 3.2(d) of the Agreement is deleted and replaced with the following: “approved by the Buyer or AST Telecom, LLC, such approval not to be unreasonably withheld or delayed.”

4.	Date and Place. Section 4.1 of the Agreement is amending by deleting “10.00 A.M.” and inserting in its place “4.00 P.M.”.

5.	Notices. Section 8.1(a)(i)(B) is deleted and replaced with the following:

(B)	if the Buyer:

Address: BlueSky SamoaTel Investments Ltd

Attention: Chair, Board of Directors

Facsimile: +684 699 6593

6.	Ratification of Pre-lncorporation Contract. A new Article 2A shall be inserted in the Agreement as follows:

ARTICLE 2A: RATIFICATION OF PRE-INCORPORATION CONTRACT

2A.1	The parties to this Agreement acknowledge that the Buyer has entered into this Agreement on behalf of a company to be formed with the intention that the company will be incorporated and that upon its incorporation the company shall ratify this Agreement.

2A.2	On or before 31 March 2011, the Buyer shall deliver to the Seller a Notice of Ratification of Contract to confirm that the Buyer has been incorporated as a company and the Buyer has ratified this Agreement.

7.	Shareholders Agreement. The Shareholders Agreement attached as Exhibit A to the Agreement and to be executed upon Completion, is hereby amended as follows:

(a)	The preamble of the Shareholders’ Agreement is deleted in its entirety and replaced with the following:

“THIS SHAREHOLDERS’ AGREEMENT (“Agreement”) dated 31st day of March 2011, is entered into by and among BLUESKY SAMOATEL INVESTMENTS LIMITED, a company organized under the laws of the Independent State of Samoa whose registered office is located at Matafele, Apia, Samoa (“the Investor”), the GOVERNMENT OF THE INDEPENDENT STATE OF SAMOA, acting by and through the Minister of Finance, the Honourable Faumuina Tiatia Liuga (the “Government”), and SAMOATEL LTD, (the “Company”), a company organized under the laws of the Independent State of Samoa whose registered office is located at Maluafou, Apia, Samoa.”

(b)	The fourth Preliminary Statement is deleted in its entirety and replaced with the following:

“WHEREAS the Government will transfer its remaining twenty five per cent (25%) ownership interest in the Company to the Unit Trust of Samoa; and”

(c)	Definitions. The definition of the term “Investor” is deleted in its entirety and replaced with the following:

“ “Investor” means BlueSky SamoaTel Investments Ltd, a company organized under the laws of the Independent State of Samoa having its registered office at Level 1, Lotemau Centre, Matafele, Apia, Samoa.”

The definition of the term “Consortium Member” is amended by deleting the reference” {LIST}” and replacing it with the following:

“(i) AST Telecom LLC

(ii) Graham Hogarth

(iii) Chan Mow & Co Ltd

(iv) Riverside Investments Ltd

(v) ACMA Management Consulting, Inc.

(vi) Lewis and Eletise Wolman.

(vii) Level Best, Inc.

(viii) Ruth Henderson

(ix) Deborah E Lamm

(x) Natalie Wolman”

The definition of the term “Telecommunications Business in Samoa” is amended by inserting at the end of the definition the following words:

“ undertaken by the parties as at the date of this Agreement. In this definition, “telecommunications services” shall mean various applications delivered using telecommunications systems and this term is to be construed in the broadest possible sense to take into account current, emerging and convergent technologies including voice, internet, data, broadband, wireless, wireless broadband, mobile, mobile banking, fibre optic, television and broadband content applications.”

(d)	UTOS Status: As of the completion date, the Government has not transferred the other 25% shareholding interest in the Company to the UTOS. Therefore, the Government will execute and be party to the Shareholders Agreement and reserve the right to assign its rights and obligations under the Shareholders Agreement to the UTOS following the expected transfer. Conforming changes are made throughout the document. (The aforementioned is in accordance with the footnote “*” on page one.)

(e)	Shareholders. A new Section 2.1(e) shall be inserted in the Shareholders’ Agreement as follows:

“Each Director may at any time appoint a person to act as an alternate director, either for a specified period or generally during the absence from time to time of that Director. An alternate Director so appointed:

(i)	shall automatically vacate office if and when the Director in whose place he or she acts vacates office;

(ii)	unless otherwise provided by the terms of this appointment, shall have the same rights, powers and privileges (including without limitation the right to receive notice of meetings of Directors, the power to sign resolutions of the Directors and the power to sign deeds and other contracts or obligations on behalf of the Company) but excluding the power to appoint an alternate Director and shall discharge all the duties of, and be subject to the same provisions as, the Director in whose place he or she acts.

(iii)	shall be entitled to attend meetings of the Directors attended by the Director in whose place he or she acts. However, at such meetings, the alternate Director may attend strictly as an observer only and he or she shall not exercise any voting powers as a Director.”

(f)	Dividend Policy. Section 3.1 is deleted in its entirety and is replaced with the following:

“In the event that the Company has net after-tax profit of a minimum of one million tala (WST1,000,000) in any financial year, the Company shall declare and pay to the Shareholders minimum dividends in the aggregate equal to the amount of fifty percent (50%) of such net after-tax profit in proportion to their shareholdings and subject to approval of the payment of such dividends by the Directors.”

(g)	Restrictions. Section 4.1 is amended by inserting a new sentence at the end of section 4.1(c) as follows:

“The Directors may approve a higher participation rate than the aforesaid ten percent (10%) if in the Directors’ view it is appropriate in the circumstances, taking into account the Company’s five year business plan and other strategic planning documents, such approval not to be unreasonably withheld.”

(h)	Prohibition on Transfer of Investors Shares. Section 5.1 is amended by inserting a new paragraph 5.1(b)(iii) as follows:

“For the avoidance of doubt, the pre-emptive rights provisions contained in clauses 12 to 20 of the Bylaws shall apply to any transfer of Shares”

(i)	Consortium and/or Investor Structure: Section 5.2 and associated Exhibit 5.2 is deleted in its entirety and replaced with the following:,

“Investor warrants that:

(a)	Investor, Bluesky SamoaTel Investments, Ltd., will remain the majority shareholder (with operational control) of the Company and that AST Telecom, LLC will remain the majority shareholder (with operational control) of Investor for a period of at least three (3) years following the Completion Date. Investor also warrants that it will not sell any of its shares in the Company for a period of at least three (3) years following the Completion Date and that AST Telecom, LLC will not sell any of its shares in Investor such that it possesses less than a 68% shareholding interest in Investor for a period of at least three (3) years following the Completion Date.

(b)	none of its owners or investors will be Digicel, Computer Services Limited (CSL), the Samoa National Provident Fund or any of their affiliates.

(c)	neither it, AST Telecom, LLC, nor eLandia International has any investment interests in the Samoan telecommunications providers Digicel or CSL.”

(j)	Transfer of Shares to UTOS: A new Section 5.4 is inserted into the Shareholders’ Agreement as follows:

“Transfer of Shares to UTOS. The Government reserves the right to assign its rights and obligations under this Agreement to the Unit Trust of Samoa following Completion Date. Upon such a transfer taking place, the UTOS, the Investor and the Company shall immediately execute an agreement assigning the Government’s rights and obligations under this Agreement to UTOS.”

(k)	Bylaws. Section 9.1 is amended by inserting a new sentence at the end of section 9.1 as follows:

“If there is any inconsistency between the provisions of this Agreement and the Bylaws, then the provisions of this Agreement prevail to the extent of the inconsistency and the Bylaws shall be read and construed accordingly. If it is necessary to include a provision in the Bylaws to ensure that a provision of this Agreement is effective in accordance with its terms, the Shareholders shall procure the necessary amendment of the Bylaws.”

(l)	Notices: Section 9.6 is amended by deleting the notice information for the Investor and the Company and replacing it with the following:

“If to the Company:	SamoaTel Limited BlueSky SamoaTel Investments Ltd Level 1, Lotemau Centre Matafele Apia, Samoa Attn: Chief Operating Officer

If to the Investor or any	Consortium Member: BlueSky SamoaTel Investments Ltd Level 1, Lotemau Centre Matafele Apia, Samoa Attn: Chair, Board of Directors

8.	This Amendment is contingent upon satisfaction by BSI of the obligations in the Agreement pertaining to AST in Article 4 of the Agreement.

Executed by the parties as an agreement:

Signed and executed by the Honourable Minister

of Finance, Honourable Faumuina Tiatia Liuga, for and on

behalf of the Government of the Independent

State of Samoa

/s/ Faumuina Tiatia Liuga
Hon. Faumuina Tiatia Liuga

in the presence of:

/s/ Donald Kerslake
{Witness Name} Donald Kerslake
{Witness title} Assistant Attorney General
{Address} Attorney General’s Office

Signed and executed by Adolfo Montenegro,
President and CEO of AST Telecom, LLC

/s/ Adolfo Montenegro
Adolfo Montenegro President and CEO in the presence of:

/s/ Fiona Ey
{Witness Name} FIONA EY
{Witness title} SOLICITOR
{Address} TIAPAPATA

Signed and executed by Adolfo Montenegro,
Director, of Bluesky SamoaTel Investments, Ltd.

/s/ Adolfo Montenegro
Adolfo Montenegro Director in the presence of:

/s/ Fiona Ey
{Witness Name} FIONA EY
{Witness title} SOLICITOR
{Address} TIAPAPATA